                                                                  Exhibit (A)(8)

                                  PRESS RELEASE

                              FOR IMMEDIATE RELEASE

                                                     Curtis International Ltd.
                                                             315 Attwell Drive
                                                    Etobicoke, Ontario M9W 5C1


CONTACT:

MacKenzie Partners, Inc.
156 Fifth Avenue
New York, New York 10010
Toll-Free at (800) 322-2885
or collect at (212) 929-5500.



                CURTIS INTERNATIONAL LTD. COMMENCES TENDER OFFER
             FOR ANY AND ALL OUTSTANDING SHARES OF ITS COMMON STOCK


         May 4, 2001, Toronto, Ontario -- Curtis International Ltd. (the "Company") announced that it is commencing a tender offer today to purchase for cash any and all of the issued and outstanding shares of its common stock (the "Common Shares") not owned by Aaron Herzog, the Company's President and CEO, Jacob Herzog, the Company's Chairman and certain related family trusts (collectively, the "Herzog Group") at a fixed price of $0.80 per Common Share. The tender offer, which begins today, will expire at 4:00 p.m. (Eastern Time) on Friday, June 15, 2001, unless it is extended. The offer is subject to several conditions. Rodman and Renshaw, Inc., an investment banking firm, has issued an opinion that the offer price is fair to the tendering shareholders. If all Common Shares are tendered, the cost to the Company will be approximately $1.46 million, which is expected to be funded out of available cash and other liquid assets.

         The Offer to Purchase, the Letter of Transmittal and all related materials are available for free at the Securities and Exchange Commission's web site at "www.sec.gov." Materials may also be obtained for free by contacting MacKenzie Partners, Inc., the Information Agent for the Tender Offer.

         SHAREHOLDERS ARE ENCOURAGED TO READ CAREFULLY THE OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND ALL RELATED MATERIALS WHICH CONTAIN IMPORTANT INFORMATION AND DESCRIBE THE TENDER OFFER IN DETAIL. SUCH MATERIAL WILL BE MAILED TO ALL SHAREHOLDERS OF RECORD OF THE COMMON STOCK AND MADE AVAILABLE FOR DISTRIBUTION TO BENEFICIAL OWNERS OF THE COMMON STOCK.


         This press release contains forward-looking statements that, it not verifiable historical fact, may be viewed as forward-looking statements that could predict future events or outcomes with respect to Curtis International Ltd. and its business. The predictions embodied in these statements will involve risks and uncertainties and accordingly Curtis' actual results may differ significantly from the results discussed or implied in such forward-looking statements.